Exhibit 10.28

NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION OF THIS PROMISSORY NOTE MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE SO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

THIS NOTE IS ISSUED PURSUANT TO THE NOTE CONVERSION AGREEMENT DATED OCTOBER 30, 2009, BY AND AMONG GEOSPATIAL HOLDINGS, INC. AND THE INVESTOR NAMED THEREIN (THE “NOTE CONVERSION AGREEMENT”). AS USED HEREIN, THE TERM “NOTE” REFERS TO THIS NOTE ISSUED PURSUANT TO THE NOTE CONVERSION AGREEMENT.

GEOSPATIAL HOLDINGS, INC.

8% UNSECURED CONVERTIBLE PROMISSORY NOTE

DUE DECEMBER 31, 2011

$1,000,000.00	October 30, 2009

FOR VALUE RECEIVED, GEOSPATIAL HOLDINGS, INC., a NEVADA corporation (“Payor”) hereby unconditionally promises to pay, in lawful money of the United States of America, to Mark A. Smith or his assigns (“Holder”) located at 229 Howes Run Road, Sarver, PA 16055 the principal sum of one million dollars ($1,000,000.00) with interest on the outstanding principal amount at the rate of eight percent (8%) per annum, compounded monthly, based on a 365-day year. Interest shall begin to accrue on the date of this Unsecured Convertible Promissory Note (the “Note”) and shall continue on the outstanding principal amount hereof until paid in full. If, at any time, any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal amount of this Note.

1. Payment; Maturity; Default Interest.

(a) Upon the earlier of: (i) December 31, 2011 (the “Maturity Date”) or (ii) the closing by Payor of a round of convertible preferred or common stock financing in an amount that equals or exceeds ten million US dollars ($10,000,000) (the “Financing”), if this Note has not been paid in full or converted in accordance with the terms of Section 2 below. Holder may demand payment of the entire outstanding principal balance of this Note and all unpaid accrued interest thereon (a “Payment Demand”). All payments shall be applied first to accrued interest, and thereafter to principal. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Company may not prepay this Note except pursuant to Section 6 hereto.

(b) Upon the occurrence and during the continuance of any Event of Default (as defined in this Note), the principal balance of this Note shall bear interest at the rate of seventeen percent (17%) per annum, compounded monthly, including after the commencement of, and during the pendency of, any bankruptcy or other insolvency proceeding.

2. Conversion.

(a) At any time prior to the Maturity Date, the Holder of this Note may elect to convert the outstanding principal balance of this Note and any unpaid accrued interest thereon into common stock of the Company (together with the shares issued pursuant to Section 2(a), the “Conversion Shares”). The amount of common stock shall equal the principal amount of this Note plus accrued and unpaid interest, divided by one dollar ($1.00) (the “Conversion Rate”).

(b) The Conversion Rate will be adjusted on a weighted average basis for a dilutive issuance. A “Dilutive Issuance” shall not include common stock issued or issuable to employees, directors and consultants pursuant to an option plan, if any, currently in existence. Proportional adjustments shall be made for stock splits and stock dividends.

(c) No fractional shares of Payor’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, Payor will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

(d) Upon conversion of this Note pursuant to Section 2(a). Holder shall surrender this Note, duly endorsed, at the principal offices of Payor. At its expense, Payor will, as soon as practicable thereafter, issue and deliver to such Holder, at such Holder’s address as set forth on the first page hereto or such other address requested by such Holder, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as a result of any fractional shares as described therein.

3. Reservation of Shares. The Payor covenants that it shall at all times reserve for issuance and delivery upon the conversion of this Note such number of shares of its stock as shall be required for issuance or delivery upon conversion of this Note.

4. Transfer of Note and Conversion Shares. Neither this Note nor the Conversion Shares have been registered under the Securities Act or under the securities laws of any state. This Note may not be assigned or negotiated without the express written consent of the Company. Neither this Note nor the Conversion Shares may be sold, transferred or pledged in the absence of (i) an effective registration statement for this Note, or the Conversion Shares, as the case may be, under the Securities Act, and such registration or qualification as may be necessary under the securities laws of any state, or (ii) an opinion of counsel in form and substance reasonably satisfactory to the Company that such registration or qualification is not required.

(a) The Company may cause the certificate or certificates evidencing all or any of the shares issued upon exercise of the conversion rights contained in this Note to bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH OTHER LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) Notwithstanding the provisions set forth above, no such registration statement or opinion of counsel shall be required for any transfer of any Conversion Shares in compliance with Rule 144 or Rule 144A.

5. Default; Remedies.

(a) The occurrence of any of the following events shall be an Event of Default hereunder:

(i) Payor shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(ii) Payor shall default in the payment of any installment of interest on this Note according to its terms, when and as the same shall become due and payable and such default shall continue for a period of five (5) business days; or

(iii) failure of Payor to perform or comply with any term or condition contained in the Note Purchase Agreement and such failure to perform or comply shall continue for a period of thirty (30) business days after receipt by Payor of notice thereof; or

(iv) a court enters a decree or order for relief with respect to Payor in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or

(v) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Payor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Payor or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Payor for all or a substantial part of the property of Payor; or

(vi) Payor commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law of consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Payor makes any assignment for the benefit of creditors; or the Board of Directors of Payor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 5(a)(vi).

(b) Upon the occurrence and during the continuance of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall, at the option of the Holder, be immediately due, payable and collectible by Holder pursuant to applicable law.

(c) Upon the occurrence and during the continuance of any Event of Default, interest shall accrue at the rate set forth in Section 1(b) herein and Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Prepayment. Payor may prepay this Note without penalty at any time after December 15, 2009; provided that (i) the Holder will be given at least twenty (20) days prior written notice of the proposed redemption during which time the Holder may elect to convert this Note to common stock of the Company.

7. Waiver; Payment of Fees and Expenses. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

8. Cumulative Remedies. Holder’s rights and remedies under this Note and the Note Purchase Agreement shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver.

9. Use of Proceeds. Payor shall use the proceeds of the loan solely for the operations of its business, and not for any personal, family or household purpose.

10. Miscellaneous.

(a) Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(b) Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may not assign this Note or delegate any of its rights or obligations hereunder without the written consent of the other party.

(c) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(d) Notices. All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Note Purchase Agreement.

(e) Modification; Waiver. No modification or waiver of any provision of this Note or consent to the departure therefrom shall be effective without the written consent of Payor and the Holders, and then it shall be effective only in the specific instance and for the specific purpose for which it was given.

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GEOSPATIAL HOLDINGS, INC.

By:	/s/ Mark A. Smith
Mark A. Smith, Chief Executive Officer